CULP to Transfer Stock Exchange Listing to Nasdaq

Stock ticker symbol to remain “CULP”

HIGH POINT, N.C. (February 23, 2026) – Culp, Inc., a leading provider of fabrics for bedding and upholstery fabrics for residential, commercial, and hospitality furniture and other applications, today announced it will voluntarily transfer its stock exchange listing from the New York Stock Exchange to the Nasdaq Capital Market (“Nasdaq”). CULP’s common stock is expected to begin trading as a Nasdaq-listed security at market open on March 6, 2026, under its existing “CULP” stock symbol.

Iv Culp, President and Chief Executive Officer, commented, “We are excited to join Nasdaq and leverage its trading platforms and corporate solutions as we move into our next chapter following the recent completion of restructuring, integration and other transformational initiatives across our business. In addition, Nasdaq should provide us with a listing exchange more closely aligned with companies we consider to be peers in certain respects. We anticipate a seamless transition for our shareholders and would, of course, like to thank the NYSE for its partnership over the last three decades of our journey as a publicly traded company."

About the Company

Culp, Inc. is one of the largest marketers of mattress fabrics for bedding and upholstery fabrics for residential, commercial, and hospitality furniture and other applications in North America. The Company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has manufacturing and sourcing capabilities located in the United States, China, Haiti, Turkey, and Vietnam.

Investor Relations Contact

Ken Bowling, Executive Vice President, Chief Financial Officer, and Treasurer:

(336) 881-5630

krbowling@culp.com

Forward Looking Statements

Certain matters contained in this release concerning the transfer of the Company’s stock listing constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting the Company. In addition, many factors outside the Company’s control, including risks related to any delays in the timing for implementing the transfer, potential market disruptions with respect to the trading of the Company’s common stock and potential impacts on the Company’s business or operations as it implements the transfer, could have a material adverse effect on the Company and on the trading price of the Company’s common stock.

There can be no assurance that these future events will occur as anticipated or that the Company’s outcomes will be as expected. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them. Please refer to the cautionary statements set forth in in Item 1A “Risk Factors” in our most recent Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission for other factors that could affect our business or the impacts of this listing exchange transfer.

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